EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Anthony J. Allott
                                                          (203) 406-3160



             SILGAN HOLDINGS ELECTS WILLIAM C. JENNINGS A MEMBER OF
                ITS BOARD OF DIRECTORS AND CHAIRMAN OF THE AUDIT
                                   COMMITTEE


STAMFORD, CT, August 4, 2003 -- Silgan Holdings Inc. (Nasdaq:SLGN) today announced that William C. Jennings has been elected as a member of the Board of Directors of the Company and as the Chairman of the Audit Committee, replacing Leigh Abramson. Mr. Jennings will serve as a Class I Director of the Company, completing Mr. Abramson's term.

Mr. Abramson, a Managing Director of Morgan Stanley & Co. Incorporated, resigned from the Company's Board of Directors, after having served on the Board for the past seven years and making many valuable contributions to the Company.

Mr. Jennings, 64, brings more than 40 years of business experience to the Company. He was formerly a Partner of PriceWaterhouseCoopers, most recently leading the firm's Risk Management and Internal Controls Consulting Practice. Previously, he served as Chief Financial Officer of Bankers Trust and as a Senior Executive Vice President at Shearson Lehman Brothers.



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SILGAN HOLDINGS
August 4, 2003
Page 2


Mr. Jennings also serves on the Boards of Axcelis Technologies, Inc. (Nasdaq:ACLS) and NYFIX, Inc. (Nasdaq:NYFX) and has served on the Boards of several companies, including Intellisource, Inc., U.S. Interactive, Inc. and the Merger Fund, a publicly traded mutual fund. Mr. Jennings has recently been a speaker on corporate governance and The Sarbanes-Oxley Act and has frequently appeared in business print and broadcast as an expert on risk management and internal controls.


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Silgan  Holdings is a leading  North  American  manufacturer  of consumer  goods packaging  products  with annual  sales of  approximately  $2.0 billion in 2002.
Silgan operates 68 manufacturing facilities in the U.S., Canada and Mexico. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal and plastic closures for food and beverage products.


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